SEO WAIVER FORM

In consideration for the benefits I will receive as a result of my employer (Fidelity Bancorp, Inc. and Fidelity Bank, PaSB) participating in the United States Department of the Treasury’s TARP Capital Purchase Program, I hereby voluntarily waive any claim against the United States or my employer for any changes to my compensation or benefits that are required to comply with the Emergency Economic Stabilization Act of 2008 (“EESA”) and regulation issued by the Department of the Treasury as published in the Federal Register on October 20, 2008 or thereafter.

I acknowledge that EESA and related regulations may require modification of the compensation, bonus, incentive and other benefit plans, arrangements, policies and agreements (including so-called “golden parachute” agreements) that I have with my employer or in which I participate as they relate to the period the United States holds any equity or debt securities of my employer acquired through the TARP Capital Purchase Program.

This waiver includes all claims I may have under the laws of the United States or any state related to the requirements imposed by the aforementioned regulations, including without limitation a claim for any compensation or other payments I would otherwise receive, any challenge to the process by which this regulation was adopted and any tort or constitutional claim about the effect of these regulations on my employment relationship.

By signing below, the undersigned Executive hereby agrees, effective as of December 12, 2008, to grant such waiver referenced herein to the extent required by EESA.

WITNESS:	EXECUTIVE:

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